5551 Corporate Boulevard
Baton Rouge, LA 70808

Lamar Advertising Company Announces
Third Quarter 2004 Operating Results

Baton Rouge, LA — Monday, November 15, 2004 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the third quarter ended September 30,2004 and that the Company has filed its Form 10-Q for such quarter.

On November 9, 2004, the Company announced selected third quarter results and a filing extension for its Form 10-Q to permit the Company to revise the way it applies Financial Accounting Standard 143, “Accounting for Asset Retirement Obligations” with respect to the retirement of billboard assets and related noncash expenses for that quarter and certain prior periods. Today’s announcement provides full operating results for the third quarter ended September 30, 2004, including the selected results previously announced, and comparative information for the third quarter ended September 30, 2003 on a restated basis as applicable.

Third Quarter Results

As previously announced, Lamar reported net revenues of $231.6 million for the third quarter of 2004 versus $211.7 million for the third quarter of 2003, a 9.4% increase.

Operating income for the third quarter of 2004 was $33.2 million as compared to restated operating income of $23.2 million for the same period in 2003. There was net income of $8.3 million for the third quarter of 2004 compared to a restated net loss of $7.7 million for the third quarter of 2003.

Adjusted EBITDA, which we refer to herein as EBITDA, (defined as operating income before depreciation and amortization and loss (gain) on disposition of assets — see reconciliation to net income (loss) at the end of this release) for the third quarter of 2004 was $107.9 million versus $94.4 million for the third quarter of 2003, a 14.3% increase.

Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to net cash provided by operating activities at the end of this release) for the third quarter of 2004 was $66.7 million as compared to $52.4 million for the same period in 2003, a 27.3% increase.

On a pro forma basis for the third quarter of 2004 compared to the third quarter of 2003, net revenue increased 7.4% as previously announced, and EBITDA increased 11.7%. Pro forma net revenue, direct and general and administrative expenses, outdoor operating income, corporate expenses and EBITDA include adjustments to 2003 for acquisitions and divestitures for the same time frame as actually owned in 2004. A table that reconciles reported results to pro forma results is included below, as well as a table that reconciles operating income to outdoor operating income.

Nine Months Results

As previously announced, Lamar reported net revenues of $659.5 million for the nine months ended September 30, 2004 versus $604.1 million for the same period in 2003, a 9.2% increase. Operating income for the nine months ended September 30, 2004 was $77.1 million as compared to restated operating income of $50.6 million for the same period in 2003.

EBITDA increased 14.7% to $296.6 million for the nine months ended September 30, 2004 versus $258.5 million for the same period in 2003. There was net income of $12.3 million for the nine months ended September 30, 2004 as compared to a restated net loss of $73.0 million for the same period in 2003.

Free Cash Flow for the nine months ended September 30, 2004 was $185.0 million as compared to $129.6 million for the same period in 2003, a 42.7% increase.

Florida Hurricanes

As previously announced, Lamar sustained damage and destruction to certain of its advertising signs as a result of four hurricanes hitting the state of Florida in August and September 2004. The total cost to the Company to replace these assets is estimated to be approximately $8 million of which the majority will be spent in the fourth quarter of 2004. It is estimated that the revenue lost in the third quarter and anticipated to be lost in the fourth quarter is approximately $0.4 million and $1.2 million, respectively. This revenue is expected to return as reconstruction is completed.

In addition, the Company took an unexpected expense charge in depreciation and amortization of approximately $5.5 million for the remaining net book value of structures destroyed by the storms. This unexpected charge resulted in a decrease of approximately $0.03 per share, net of tax, for the third quarter of 2004.

Guidance Q4 2004

As previously announced, for the fourth quarter of 2004 the Company expects net revenue to be approximately $221 to $223 million. On a pro forma basis this equates to an increase of approximately 6% to 7% over the same period in 2003. On this level of net revenue, EBITDA on a pro forma basis should be approximately 9% over the same period in 2003.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding our guidance for the fourth quarter of 2004. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the regulation of the outdoor advertising industry; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the performance of the United States economy generally and the demand for advertising in particular; and (7) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures

EBITDA, free cash flow, pro forma results and outdoor operating income provided in this press release are not calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered an alternative to operating results calculated in accordance with GAAP. Management believes that EBITDA can assist in comparing company performance on a consistent basis without regard to depreciation and amortization or capital structure. Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost bases, are involved. Additionally, interest expense may vary significantly depending on capital structure. The Company believes that free cash flow and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The Company provides pro forma information to enable investors to compare periods on a more consistent basis without the effects of acquisitions or dispositions. Management uses these comparisons to assess how well the Company is performing with its existing assets. Reconciliations of these non-GAAP measures to GAAP results are included in this press release. The Company’s use of non-GAAP measures may not be comparable to similarly titled measures used by other companies.

General Information on Lamar

     Lamar Advertising Company is a leading outdoor advertising company and currently operates 152 outdoor advertising companies in 43 states numerous, logo advertising businesses in 20 states and the province of Ontario, Canada, and 34 transit advertising franchises in 12 states.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
Net revenues	$231,622	$211,720	$659,513	$604,119

Operating expenses (income)
Direct advertising expenses	76,390	74,571	224,543	219,489
General and administrative expenses	39,778	36,098	116,491	107,615
Corporate expenses	7,523	6,631	21,896	18,541
Depreciation and amortization	75,163	71,311	217,876	209,408
Loss (gain) on disposition of assets	(468)	(58)	1,617	(1,515)

	198,386	188,553	582,423	553,538

Operating income	33,236	23,167	77,090	50,581
Other expense (income)
Loss on extinguishment of debt	—	12,566	—	29,493
Interest income	(114)	(99)	(235)	(283)
Interest expense	19,173	22,800	56,208	72,479

	19,059	35,267	55,973	101,689

Income (loss) before income tax expense (benefit) and cumulative effect of a change in accounting principle	14,177	(12,100)	21,117	(51,108)
Income tax expense (benefit)	5,892	(4,447)	8,784	(18,369)

Income (loss) before cumulative effect of a change in accounting principle	8,285	(7,653)	12,333	(32,739)
Cumulative effect of a change in accounting principle, net of tax	—	—	—	(40,240)

Net income (loss)	8,285	(7,653)	12,333	(72,979)
Preferred stock dividends	91	91	273	273

Net income (loss) applicable to common stock	$8,194	$(7,744)	$12,060	$(73,252)

Earnings (loss) per share:
Basic:
Before cumulative effect of a change in accounting principle	0.08	(0.08)	0.12	$(0.32)
Cumulative effect of a change in accounting principle	$—	$—	$—	(0.39)

Basic earnings (loss) per share	$0.08	$(0.08)	$0.12	$(0.71)

Diluted:
Before cumulative effect of a change in accounting principle	0.08	(0.08)	0.12	$(0.32)
Cumulative effect of a change in accounting principle	$—	$—	$—	(0.39)

Diluted earnings (loss) per share	$0.08	$(0.08)	$0.12	$(0.71)

Weighted average common shares used in computed earnings (loss) per share:
Basic	104,288,811	103,251,834	103,934,186	102,472,830
Incremental common shares	584,455	—	533,082	—

Diluted	104,873,266	103,251,834	104,467,268	102,472,830

OTHER DATA
Free Cash Flow Computation:
EBITDA	$107,931	94,420	$296,583	258,474
Interest, net of interest income and amortization of financing costs	(17,695)	$(21,425)	(51,977)	$(67,588)
Current tax (expense) benefit	(554)	50	(1,376)	310
Preferred stock dividends	(91)	(91)	(273)	(273)
Total capital expenditures	(22,900)	(20,532)	(57,975)	(61,299)

Free cash flow	$66,691	$52,422	$184,982	$129,624

	September 30,	December 31,
	2004	2003
		(Restated)
Selected Balance Sheet Data:
Cash and cash equivalents	$11,986	$7,797
Working capital	58,041	69,902
Total assets	3,672,681	3,669,373
Total debt (including current maturities)	1,660,642	1,704,863
Total stockholders’ equity	1,733,226	1,689,661

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
Other Data:
Cash flows provided by operating activities	$92,240	$72,816	$209,471	$171,130
Cash flows used in investing activities	99,001	42,230	181,091	183,353
Cash flows provided (used in) by financing activities	971	(34,786)	(24,191)	3,105
Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$92,240	$72,816	$209,471	$171,130
Changes in operating assets and liabilities	(855)	2,415	38,922	26,520
Total capital expenditures	(22,900)	(20,532)	(57,975)	(61,299)
Preferred stock dividends	(91)	(91)	(273)	(273)
Other	(1,703)	(2,186)	(5,163)	(6,454)

Free cash flow	$66,691	$52,422	$184,982	$129,624

Reconciliation of EBITDA to Net income (loss):
EBITDA	$107,931	$94,420	$296,583	$258,474
Less:
Depreciation and amortization	75,163	71,311	217,876	209,408
Loss (gain) on disposition of assets	(468)	(58)	1,617	(1,515)

Operating Income	33,236	23,167	77,090	50,581
Less:
Loss on extinguishment of debt	—	12,566	—	29,493
Interest income	(114)	(99)	(235)	(283)
Interest expense	19,173	22,800	56,208	72,479
Income tax expense (benefit)	5,892	(4,447)	8,784	(18,369)
Cumulative effect of a change in accounting principle, net of tax	—	—	—	40,240

Net income (loss)	$8,285	$(7,653)	$12,333	$(72,979)

	Three Months Ended
	September 30,
	2004	2003	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported Net revenue	$231,622	$211,720	9.4%
Acquisitions and Divestitures	—	3,887

Pro forma Net revenue	$231,622	$215,607	7.4%

Reported Direct advertising and General and administrative expenses	$116,168	$110,669	5.0%
Acquisitions and Divestitures	—	1,651

Pro forma Direct advertising and General and administrative expenses	$116,168	$112,320	3.4%

Reported Outdoor Operating income	$115,454	$101,051	14.3%
Acquisitions and Divestitures	—	2,236

Pro forma Outdoor Operating income	$115,454	$103,287	11.8%

Reported Corporate expenses	$7,523	$6,631	13.5%
Acquisitions and Divestitures	—	—

Pro forma Corporate expenses	$7,523	$6,631	13.5%

Reported EBITDA	$107,931	$94,420	14.3%
Acquisitions and Divestitures	—	2,236

Pro forma EBITDA	$107,931	$96,656	11.7%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2003 for acquisitions and divestitures for the same time frame as actually owned in 2004.

		Three Months Ended
		September 30,
		2004	2003
			(Restated)
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor Operating income		$115,454	$101,051
Less:	Corporate expenses	(7,523)	(6,631)
	Depreciation and amortization	(75,163)	(71,311)
Plus:	Gain on disposition of assets	468	58

Operating income		$33,236	$23,167